Exhibit 10.9.7

July 16, 2020

Gene Boxer
Executive Vice President, Chief Strategy Officer, and Group General Counsel
RESERVED

Re: Payment of Cash Awards

Dear Gene:

The purpose of this letter is to confirm certain actions taken by the Compensation Committee of the Board of Directors of Sirius International Insurance Group, Ltd. (the “Company”) on July 10, 2020 relating to your special cash retention award and annual cash incentive award opportunity for the current calendar year, each as further described below.

1.    Retention Award

As you know, in November 2019, you received a special cash retention award in the amount of $1,000,000 (the “Retention Award”). The Retention Award was scheduled to vest in two equal installments on March 15, 2020 and March 15, 2021, and be paid in two equal installments on or prior to such respective dates, subject to your continued employment through the applicable vesting and payment date. You will now be entitled to receive payment of the award, to the extent then unpaid and subject to any applicable withholding and deductions, upon the earlier to occur of (i) December 31, 2020 or (ii) a “Change in Control” (as that term is defined in the Company’s 2018 Omnibus Incentive Plan). In the event that your employment with the Company is terminated within 12 months after the payment date for any reason other than (i) by the Company without Cause (as defined in the Retention Award) or (ii) upon your resignation for Good Reason (as defined in the Sirius Group Severance and Change in Control Plan), you will be required to repay to the Company any payment made to you (less applicable withholding and deductions) within 30 days after the date of your termination.

2.    Annual Incentive Award

As you know, the Company maintains an annual cash incentive program, pursuant to which you are eligible for a cash incentive opportunity for the 2020 calendar year (the “Incentive Award”). Incentive Awards under the program are generally payable in March of the year following the year to which the award relates. You will now be entitled to receive your Incentive Award payable at the target amount $700,000 for the 2020 calendar year, subject to any applicable withholding and deductions, upon the earlier to occur of (i) December 31, 2020 or (ii) a “Change in Control” (as that term is defined in the Company’s 2018 Omnibus Incentive Plan).

* * *

Please indicate your acceptance of the terms and conditions of this letter by returning a signed copy of this letter to my attention. If you have any questions, please feel free to contact me.

This letter agreement may be executed in any number of counterparts (including by means of facsimile or e-mail in .pdf format), each of which of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Sincerely yours,

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

__/s/ Kernan V. Oberting_________________________
By: Kernan V. Oberting
Title: President and Chief Executive Officer

Acknowledgment, Acceptance and Agreement:

/s/ Gene Boxer
Gene Boxer

7/17/2020
Date